Douglas Peacock, TransDigm Co-Founder, to Move into Director Emeritus and Strategic Consultant Role

CLEVELAND, October 26, 2018 /PRNewswire/ -- TransDigm Group Incorporated (NYSE: TDG) announced today that as part of its ongoing succession planning process, Mr. Douglas Peacock has offered to retire and become a Director Emeritus of the Company. Consequently, Mr. Peacock will not stand for re-election at the Company’s 2019 Annual Shareholder Meeting. The TransDigm Board of Directors has agreed to accept Mr. Peacock’s retirement and create the role of Director Emeritus. The change will be effective immediately following the 2019 Annual Shareholder Meeting. As Director Emeritus, Mr. Peacock will not have any voting rights but will have the right to attend all board meetings. Mr. Peacock will also be available to the Company for consultation regarding key business and strategic matters.

Mr. Peacock has been a member of the Board of Directors of the Company for 25 years - since the founding of the business in 1993. He was Chairman and Chief Executive Officer of TransDigm Inc. from its formation until 2001 and Chairman until 2003.

Mr. Howley, Executive Chairman of TransDigm, stated, “Doug and I founded TransDigm in 1993. Doug has been a major driving force behind the performance and culture of the Company since its inception. Doug has been both a mentor and partner to me for my entire TransDigm career. I, along with the entire Board of Directors, am delighted that he has agreed to continue in his new role and offer ongoing advice and guidance.”

About TransDigm
TransDigm Group Incorporated, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, NiCad batteries and chargers, engineered latching and locking devices, rods and locking devices, engineered connectors and elastomers, cockpit security components and systems, specialized cockpit displays, aircraft audio systems, specialized lavatory components, seatbelts and safety restraints, engineered interior surfaces and related components, lighting and control technology, military personnel parachutes, high performance hoists, winches and lifting devices, and cargo loading, handling and delivery systems.

Contact:     Liza Sabol
    Director of Investor Relations
    (216) 706-2945
    ir@transdigm.com